Exhibit 99.1

DPW Holdings Enters Into Exchange Agreement for Debt Totaling Approximately $7.7 Million

DPW Holdings Cures All Defaulted Loans

Newport Beach, CA, February 10, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that it has entered into a Master Exchange Agreement dated February 10, 2020 (the “Agreement”) with a family office to resolve debt previously in default in an aggregate amount of up to $7.7 million. The family office has purchased $4.2 million of outstanding debt currently in default and has committed to purchase up to an additional $3.5 million of outstanding debt upon receipt of stockholder approval. In connection with the entry into the Agreement, Dominion Capital, LLC has sold its secured promissory note to the family office, as has another creditor, which notes in the hands of the family office are no longer in default, and resolved all litigation between the parties. The remaining note holders have entered into forbearance agreements and, upon receipt of stockholder approval, the family office has agreed to acquire the debt held by these parties.

DPW’s CEO and Chairman, Milton “Todd” Ault, III said, “Today’s announcement represents a significant milestone for DPW. As a significant stockholder, I am now much more confident in the Company’s future as much uncertainty has been removed. Our supportive partners worked diligently with us to structure these transactions, and I am proud of our team’s persistence in getting this transaction consummated. We are pleased to report that as a result of the closing of the exchange agreement, litigation related to our senior secured creditor has been dropped. The exchange agreement has not only eliminated debt that was in default, but will improve our financial results by reducing the Company’s borrowing costs and will also enable management to focus on the many opportunities we have to grow our business, which was challenging in light of the constraints under our prior debt agreements.”

The first exchange of debt for equity shall occur on the date of the Agreement.

Some of the benefits of the Agreement include:

•	Elimination of the majority of all outstanding debt, subject to stockholder and regulatory approval;

•	The full repayment to Dominion of its senior secured note, and the termination of its actions against DPW; and

•	The other lenders having agreed to forbear taking further actions as the Company seeks stockholder and regulatory approval to issue additional shares as part of the Agreement to eliminate all of the remaining debt in default.

According to the Agreement the family office may exchange debt into a maximum of 19.9% of the outstanding shares of common stock prior to stockholder approval. Please refer to the Form 8-K to be filed later today with the Securities and Exchange Commission for additional details.

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, crypto-mining, and textiles. In addition, the Company owns a select portfolio of commercial hospitality properties and extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235